Investor & Media Contact:

John Bluth

Senior Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS REPORTS 2006 THIRD QUARTER

FINANCIAL RESULTS

PALO ALTO, Calif., October 31, 2006 - CV Therapeutics, Inc. (Nasdaq: CVTX) today reported financial results for the three and nine months ended September 30, 2006.

For the quarter ended September 30, 2006, the Company reported a net loss of $62.7 million, or $1.23 per share. This compares to a net loss of $55.9 million, or $1.26 per share, for the same quarter in 2005 and to a net loss of $73.1 million or $1.59 per share, for the prior quarter ended June 30, 2006. For the nine months ended September 30, 2006, the Company reported a net loss of $206.3 million, or $4.36 per share, compared to a net loss of $153.9 million, or $3.98 per share, for the nine months ended September 30, 2005. At September 30, 2006, the Company had cash, cash equivalents, marketable securities and restricted cash of approximately $373.3 million, compared to $481.8 million at December 31, 2005.

For the quarter ended September 30, 2006, the Company recorded $8.2 million of net product revenue for sales of Ranexa(R) (ranolazine extended-release tablets), compared to net product revenue of $1.2 million for the prior quarter ended June 30, 2006. The $8.2 million of Ranexa product revenue recorded in the quarter ended September 30, 2006 included approximately $5.0 million related to product sales made in the quarter ended March 31, 2006 which was deferred due to product return privileges that expired in the quarter ended September 30, 2006. The Company received FDA approval for Ranexa on January 27, 2006 and commenced commercial product sales of Ranexa in March 2006.

The Company also recognized collaborative research revenue of $4.0 million for the quarter ended September 30, 2006. Collaborative research revenue recognized primarily relates to the reimbursement of certain regadenoson development costs from a collaborative partner and amortization of up-front payments earned. There was no co-promotion revenue recognized for the quarter ended September 30, 2006 related to sales of ACEON(R) (perindopril erbumine) Tablets since ACEON(R) product revenues in the quarter did not exceed the baseline specified in the amended co-promotion agreement with Solvay Pharmaceuticals, Inc.

Total costs and expenses were $76.3 million for the quarter ended September 30, 2006. This compares to total costs and expenses of $59.4 million for the same quarter in 2005 and $80.4 million for the prior quarter ended June 30, 2006. For the nine months ended September 30, 2006, total costs and expenses were $233.0 million compared to $167.6 million for the same period in the prior year.

The increase in total costs and expenses for the quarter ended September 30, 2006 compared to the same period in the prior year was primarily due to higher selling, general and administrative expenses associated with the Company's marketing of Ranexa, greater expenses associated with the Company's national cardiovascular specialty sales force (which was still being recruited in 2005), higher outside clinical trial expenses related to Phase 3 Ranexa development and other research programs and higher personnel related expenses including stock-based compensation in various functional areas to support the Company's increased commercialization and business activities. These increases were partially offset by lower marketing expenses related to the co-promotion of ACEON(R).

The decrease in total costs and expenses for the quarter ended September 30, 2006 compared to the prior quarter ended June 30, 2006 was primarily due to lower marketing expenses related to the co-promotion of ACEON(R), lower external general and administrative expenses and lower outside contract services expense for research and development activities related primarily to Ranexa and regadenoson.

The increase in total costs and expenses for the nine months ended September 30, 2006 compared to the same period in the prior year was primarily due to higher selling, general and administrative expenses associated with promotion activities related to Ranexa and the Company's national cardiovascular specialty sales force (which was still being recruited in 2005), higher expenses incurred to market Ranexa and higher personnel related expenses, including stock-based compensation, in various functional areas to support the Company's increased commercialization and business activities. These increases were partially offset by lower outside contract expenses for Phase 3 regadenoson development and lower marketing expenses related to the co-promotion of ACEON(R).

The Company sent a notice of termination of the co-promotion agreement with Solvay Pharmaceuticals in October 2006 and has concluded its promotion of ACEON(R). We do not anticipate booking any additional co-promotion revenue related to sales of ACEON(R), and there are no future financial commitments for the Company related to the termination of the co-promotion agreement. Additionally, we do not expect the conclusion of the ACEON co-promotion activities to have a material impact on the total sales and marketing expenses of the Company going forward.

Company management will webcast a conference call on October 31, 2006 at 5:00 p.m. EST, 2:00 p.m. PST, on the Company's website. To access the live webcast, please log on to the Company's website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Tuesday, November 7, 2006. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 8804902.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa(R)(ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies and CVT-6883, which is being developed as a potential treatment for asthma and other conditions. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

--Tables to follow--

CV THERAPEUTICS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues:
Product sales, net	$ 8,164	$ --	$ 9,406	$ --
Collaborative research	4,038	4,142	13,271	15,519
Co-promotion	--	--	1,439	--
Total operating revenues	12,202	4,142	24,116	15,519

Costs and expenses:
Cost of sales	1,163	--	1,516	--
Research and development	32,465	27,762	97,152	94,468
Selling, general and administrative	42,684	31,646	134,308	73,150
Total costs and expenses	76,312	59,408	232,976	167,618

Loss from operations	(64,110)	(55,266)	(208,860)	(152,099)

Other income (expense), net:
Interest and other income, net	4,582	3,528	12,100	8,034
Interest expense	(3,166)	(4,182)	(9,501)	(9,878)
Total other income (expense), net	1,416	(654)	2,599	(1,844)

Net loss	$ (62,694)	$ (55,920)	$ (206,261)	$ (153,943)

Basic and diluted net loss per share	$ (1.23)	$ (1.26)	$ (4.36)	$ (3.98)

Shares used in computing basic and diluted net loss per share	51,067	44,437	47,340	38,712

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
		September 30, 2006		December 31, 2005
				(A)
Assets:
Cash, cash equivalents, and marketable securities		$ 359,877		$ 460,183
Other current assets		32,318		26,883
Total current assets		392,195		487,066
Property and equipment, net		23,501		20,491
Other assets		32,885		25,004
Total assets		$ 448,581		$ 532,561

Liabilities and stockholders' equity (deficit):
Current liabilities		$ 47,510		$ 63,527
Convertible subordinated notes		399,500		399,500
Other long-term obligations		5,483		8,544
Stockholders' equity (deficit)		(3,912)		60,990
Total liabilities and stockholders' equity (deficit)		$ 448,581		$ 532,561

(A)Derived from the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Certain reclassifications have been made to prior period balances to conform to the current presentation.